EXHIBIT 99.1

NOVA ANNOUNCES MOVE TO AMERICAN STOCK EXCHANGE

HOUSTON, TX – May 9, 2007 – Nova Biosource Fuels, Inc. (OTC: NVBF) today announced that its application for listing of its common stock on the American Stock Exchange (AMEX) has been approved.  Nova expects to begin trading on the AMEX under the symbol “NBF” on Monday, May 14, 2007.  Nova’s common stock will continue trading on the Over-The-Counter Bulletin Board System under the symbol “NVBF” until the move is complete.

“We are very proud to be moving to the American Stock Exchange, which has been a pioneer in stock market innovation for nearly a century,” said J.D. McGraw, Vice Chairman and President of Nova. “Listing with a major stock exchange is an extremely significant milestone for Nova and its shareholders. The AMEX listing will increase our exposure to a broader base of potential investors. We look forward to the enhanced visibility, improved liquidity and added shareholder value from the new listing.”

The Specialist firm for Nova Biosource Fuels will be J. Streicher and Co.

The AMEX listing is contingent upon the Company remaining in compliance with all applicable listing standards on the date it begins trading on the AMEX, and the listing may be rescinded if the Company ceases to be in compliance with such standards.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is now focused on the construction and operation of three biodiesel refineries, with production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended January 31, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.